EXHIBIT 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Infocrossing, Inc.:

We consent to the incorporation of our reports dated March 29, 2004 for Acxiom Los Angeles Outsourcing Data Center, March 29, 2004 for Systems Management Specialists, Inc. and December 10, 2004 for the Medicaid, Medicare and Managed Care Claims Processing Business of Verizon Information Technologies Inc., with respect to the statements of assets, liabilities and affiliate investment of Acxiom Los Angeles Outsourcing Data Center (a business unit of Acxiom Corporation) as of June 30, 2003, December 31, 2002 and December 31, 2001, and the related statements of operations and cash flows for the six months ended June 30, 2003, and for the years ended December 31, 2002 and 2001, the statements of assets, liabilities and affiliate investment of Systems Management Specialists, Inc. (SMS) West Coast Division (a business unit of SMS) as of November 30, 2002 and December 31, 2001, and the related statements of operations and cash flows for the eleven months ended November 30, 2002, and for the year ended December 31, 2001, the statements of assets, liabilities and divisional capital of the Medicaid, Medicare and Managed Care Claims Processing Business of Verizon Information Technologies Inc. as of September 30, 2004, December 31, 2003 and December 31, 2002, and the related statements of operations and cash flows for the nine months ended September 30, 2004, and the years ended December 31, 2003 and December 31, 2002, included in the registration statement dated February 22, 2005 (Form S-3).


/s/ MOORE STEPHENS WURTH FRAZER AND TORBET, LLP

Orange, California
February 22, 2005